EXHIBIT 10.4

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

     THIS FIRST AMENDMENT (the “First Amendment”) to the Employment Agreement, including all Exhibits thereto (the “Employment Agreement”) by and between Andrew J. Grethlein (“Executive”) and Geron Corporation, a Delaware Corporation (the “Company”) is made effective February 11, 2014. Capitalized terms used in this First Amendment that are not otherwise defined herein shall have the meanings provided therefor in the Employment Agreement.

     WHEREAS, the Employment Agreement was entered by the Company and Executive effective September 17, 2012; and

     WHEREAS, the Company and Executive desire to further amend the Employment Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

AGREEMENT

1.	Section 3.1 of the Employment Agreement (Base Salary) is hereby deleted in its entirety and replaced with the following:

“3.1 Base Salary. Executive shall receive for services to be rendered hereunder such annual base salary as is approved by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board, payable on the regular payroll dates of the Company, subject to increase in the sole discretion of the Board or Compensation Committee of the Board (the “Base Salary”). As of the effective date of this first amendment, Executive’s Base Salary is $379,000.”

2.	Section 3.2 of the Employment Agreement (Bonus) is hereby deleted in its entirety and replaced with the following:

“3.2 Bonus. Executive shall be eligible to earn, for each fiscal year of the Company ending during Executive’s employment with the Company, an annual discretionary cash bonus (an “Annual Bonus”) targeted at forty-five percent (45%) of Executive’s Base Salary. If the Company determines, in its reasonable discretion, that Executive has engaged in any misconduct intended to affect the payment of his/her Annual Bonus, or has otherwise engaged in any act or omission that would constitute Cause for termination of employment, as defined by Section 1.2 of the Agreement, Executive will automatically and immediately forfeit his/her entire Annual Bonus. If the Annual Bonus has already been paid to Executive, such Annual Bonus will be deemed unearned, and the Company shall have the right to recover the entire amount of the Annual Bonus paid to Executive for the calendar year(s) in which such misconduct or other act or omission constituting Cause occurred. Without limiting the foregoing, any such misconduct or other act or omission constituting Cause will subject Executive to disciplinary action up to and including termination of employment. In addition, any Annual Bonus paid to Executive for the calendar year(s) in which such misconduct or other Cause occurred is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable laws, regulations or statutes. Recovery by the Company of an Annual Bonus in accordance with this Section shall not constitute an event giving rise to a right by Executive to voluntarily terminate his/her employment for cause based on such recovery by Company, nor shall it constitute “constructive termination”, or any similar term or circumstance under the Agreement or any other plan or agreement with the Company.”

First Amendment to Employment Agreement/Grethlein

Except as expressly set forth herein, all terms and conditions of the Employment Agreement, as amended by this First Amendment, remain unchanged and in full force and effect.

In Witness Whereof, the parties have executed this First Amendment on the respective dates set forth below:

GERON CORPORATION

By:	/s/ John A. Scarlett
John A. Scarlett, MD
President & Chief Executive Officer

Date:	10 Feb 14

Accepted and agreed this 11th day of February, 2014.

/s/ Andrew Grethlein
Andrew J. Grethlein

First Amendment to Employment Agreement/Grethlein